EXHIBIT 99.1

Filed by Amgen Inc.

  Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934

  Subject Company: Amgen Inc.

  Commission File No. 000-12477

  Amgen Inc.

  Registration Statement on Form S-4
Registration No. 333-123293

Amgen Inc.
Condensed Consolidated Statements of Operations — GAAP
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Product sales	$2,735	$2,208
Other revenues	98	135

Total revenues	2,833	2,343

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	489	373
Research and development	524	441
Selling, general and administrative	577	517
Amortization of intangible assets	87	84

Total operating expenses	1,677	1,415

Operating income	1,156	928

Interest and other (expense)/income, net	(10)	21

Income before income taxes	1,146	949

Provision for income taxes	292	259

Net income	$854	$690

Earnings per share:
Basic	$0.68	$0.54
Diluted (1)	$0.67	$0.52

Shares used in calculation of earnings per share:
Basic	1,249	1,279
Diluted (1)	1,290	1,332

(1)	The following table presents the computations for diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended
	March 31, 2005
	2005	2004
Income (Numerator):
Net income for basic EPS	$854	$690
Adjustment for interest expense on Convertible Notes, net of tax	5	5

Net income for diluted EPS, after assumed conversion of Convertible Notes	$859	$695

Shares (Denominator):
Weighted-average shares for basic EPS	1,249	1,279
Effect of Dilutive Securities	11	18
Effect of Convertible Notes, after assumed conversion of Convertible Notes	30	35

Weighted-average shares for diluted EPS	1,290	1,332

Diluted earnings per share	$0.67	$0.52

Amgen Inc.
Product Sales Detail by Product and Geographic Region
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
EPOGEN® — U.S.	$583	$590
Aranesp® — U.S.	447	330
Aranesp® — International	276	213
Neulasta® — U.S.	416	336
Neulasta® — International	85	59
NEUPOGEN® — U.S.	182	172
NEUPOGEN® — International	112	97
ENBREL® — U.S.	570	382
ENBREL® — International	22	15
Other product sales — U.S.	33	8
Other product sales — International	9	6

Total product sales	$2,735	$2,208

U.S.	$2,231	$1,818
International	504	390

	$2,735	$2,208

Amgen Inc.
Condensed Consolidated Balance Sheets — GAAP
(In millions)
(Unaudited)

	March 31,		December 31,
	2005		2004
Assets
Current assets:
Cash and marketable securities	$4,035		$5,808
Trade receivables, net	1,584		1,461
Inventories	932		888
Other current assets	873		1,013

Total current assets	7,424		9,170
Property, plant, and equipment, net	4,790		4,712
Intangible assets, net	3,965		4,033
Goodwill	10,519		10,525
Other assets	722		781

Total assets	$27,420		$29,221

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,034		$2,984
Convertible notes	1,744	(2)	1,173	(1)

Total current liabilities	4,778		4,157
Deferred tax liabilities	1,280		1,294
Convertible notes	—		1,739	(2)
Other long-term debt	2,198		2,198
Other non-current liabilities	124		128
Stockholders’ equity	19,040		19,705

Total liabilities and stockholders’ equity	$27,420		$29,221

Shares outstanding	1,237		1,260

(1)	On March 2, 2005, as a result of certain holders of the Convertible Notes exercising their March 1, 2005 put option, the Company repurchased $1,175 million, or approximately 40%, of the outstanding Convertible Notes at their then-accreted value for cash. Accordingly the Convertible Notes repurchased were classified as current liabilities.

(2)	Holders of the remaining outstanding Convertible Notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2006 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of March 31, 2005, the Convertible Notes have been reclassified from long-term debt to current liabilities.